UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FULL HOUSE RESORTS, INC.
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Dear Fellow Shareholders:
We made good progress this year on enhancing the mid- and long-term growth prospects for our company. The projects completed in 2016 and 2017 began to show solid results. We also completed several projects in 2018 that bode well for the immediate years ahead. Beyond that, we laid the groundwork for major projects that can benefit shareholders well into the future.
Like the stocks of many casino companies, our stock performed very well in 2016 and 2017 but gave up part of that performance in 2018, despite good operating results. Casino companies tend to be valued as multiples of EBITDA, among other measures. Our company has more financial leverage than many of its peers, which may have helped our stock outperform the competition in prior years but underperform when the sector fell out of favor. We continue to manage the company to build shareholder value over the long term; we are confident that this will eventually be reflected in the stock price.
The Year
Our company's net revenues for the year rose 2% over the prior year, continuing several years of consistent growth. Operating income rose 5%. Adjusted EBITDA(1) rose 7%. Our net loss decreased from $5.0 million to $4.4 million. Because we have significant depreciation and other non-cash charges, we generally produce positive cash flows from operations despite net losses. Our cash flow from operations was $9.8 million in 2018 versus $7.1 million in 2017, a 38% increase.

We acquired Bronco Billy's in May 2016, so the annual results are now on a same-store basis. Comparisons between years benefited from better weather in the fourth quarter of 2018, offset in part by worse weather in the first quarter of 2018.

We refinanced all our debt during 2018 using new lenders and achieving better terms. We also directly placed a small equity offering, using the proceeds to help fund our growth.

Notably, we worked to generate strategic growth in the years ahead. We obtained the necessary entitlements and began work on our significant expansion in Colorado. We responded to a Request for Proposals (RFP) with plans for a new casino resort in Clovis, New Mexico. We continue to pursue potential opportunities for expansion in Indiana.

Silver Slipper Casino and Hotel

Our largest earnings contributor remains the Silver Slipper near Waveland, Mississippi, which opened in 2006. The property sits at the west end of an eight-mile-long white sand beach located approximately one hour away from New Orleans and two hours from Baton Rouge.

We added a 129-guestroom hotel to the property in 2015. In 2017, we added the Bayou Caddy Oyster Bar and the Beach Club to the property and improved the "sense of arrival." In August 2018, we opened a race and sports book at the property in partnership with William Hill, an international company that specializes in that segment of the gaming business. We upgraded to a state-of-the-art slot system in September 2018.

These improvements bore fruit in 2018. The property's net revenues rose 8%, while its Adjusted Property EBITDA rose 13% over the prior-year period. This was achieved despite the mid-2018 opening of a major expansion at a competing casino in nearby Gulfport, Mississippi.

Looking forward, we will enjoy a full year of the race and sports book and the upgraded slot system during 2019. We plan to significantly refurbish the casino floor in May, its first refurbishment since the property opened some 13 years ago.

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(1)	Please see the endnote to this letter for a discussion of non-GAAP measures such as Adjusted EBITDA.

We have also designed an additional hotel tower that could be built out over an abandoned pier in front of the property. To accommodate parking for that tower, we hope to build a surface lot in front of our entrance, filling in part of the wetlands now included in our lease. The bottomlands of the Gulf of Mexico in our area are owned by the State of Mississippi and we have begun the process that could result in a long-term lease from the State that would allow the addition to be built. Both that new tower and the planned surface parking will require numerous regulatory approvals and substantial environmental remediation. There is no certainty that we will receive all necessary approvals. However, we believe that the environmental issues can be remediated in a sustainable manner, and that the potential jobs and tax revenues would benefit the State and the community. Ultimately, we believe the expansion would also be beneficial to our customers, our employees and our shareholders.
Mississippi law does not cap the number of casino licenses, requiring only that they be built in close proximity to the natural Gulf of Mexico or other approved waterways. The Mississippi Gaming Commission further requires new casinos to reflect substantial investments that add to the region's tourism attractiveness. Neighboring Louisiana does have a cap on the number of licenses, all of which are currently in operation. Despite the proposals made from time to time for new casinos along the Mississippi Gulf Coast, we think it is unlikely that new competition would become a reality. This is a mature market and we believe it is difficult to make the math work on a new casino hotel.
The math is different for a hotel expansion. If the incremental guestrooms of a new hotel tower can be filled, it should result in increased customer volumes in the casino, restaurants and other amenities.

Today, it would probably cost $150 million or more to replace the Silver Slipper. We could double the number of guestrooms and significantly increase our customer counts for a small fraction of that cost.
We also recently passed another milestone at the property. The Silver Slipper sits on leased land. That lease extends to 2058. The rent is partly fixed and partly based on monthly gaming revenues. The rent paid during 2018 was $1.5 million. Under the terms of that lease, as of February 2019 and until October 2027, we have the option to buy out the lease for $15.5 million and certain other provisions. That option price today relative to the annual rent approximately reflects our borrowing cost. As our company grows and improves, our borrowing cost may decline while increases in the property's gaming revenues would cause the rent to increase. At some point in the foreseeable future, we plan to buy out the lease, as doing so should increase shareholder value over the long term.
Bronco Billy's Casino and Hotel
We acquired Bronco Billy's in 2016 as a toehold in a market with great potential.
Colorado legalized casino gaming in 1991 in three small mountain communities that were becoming ghost towns because of changes in the mining industry. Two of those adjoining towns, Black Hawk and Central City, are located about an hour west of Denver. Cripple Creek, the home of Bronco Billy's, is located approximately one hour west of Colorado Springs. Denver and Colorado Springs are approximately an hour apart. As a result, Black Hawk and Central City cater primarily to Denver and its surrounding communities (the "Northern Front Range"), while Cripple Creek appeals primarily to Colorado Springs and the nearby cities of Pueblo and Canon City (the "Southern Front Range").
The Northern Front Range has a population of approximately 4 million people. The Southern Front Range has approximately 1 million people. Both are growing rapidly.
The gaming per capita in Colorado is much lower than in comparable places. Californians, for example, gamble approximately twice as much per capita as Coloradans, even though most gamblers in both states must travel an hour or more to get to the nearest casino. The casinos in California are primarily operated by Native American tribes on tribal land. There are now more than 60 such casinos in California and many offer the full array of Las Vegas-type amenities.
In Colorado, casino development was inhibited for many years by a regulation limiting individual bets to $5. The market served low-stakes gamblers and lacked the nicer hotels, restaurants and other amenities needed to attract more affluent gamblers. In 2009, Colorado voters increased the betting maximum to $100 per hand and approved other rule changes that were favorable to both customers and the casino operators.
Much of Cripple Creek, including Bronco Billy's, is located in a historic district with strict development regulations. We have designed a hotel complex with approximately 200 guestrooms that can integrate seamlessly with the existing Bronco Billy's casino. We intend to demolish a portion of the existing Bronco Billy's casino and replace it with attractive, high-end casino space. We also plan to build significant convention and meeting space, which will help fill the hotel and casino during mid-week and off-season periods. As the new hotel will occupy much of today's surface parking lots, the first significant phase of the expansion is a new parking garage located directly behind the Bronco Billy's casino. That garage will be an important "plus" for our customers, while also ensuring that they have a place to park while we build the hotel on the existing surface lots.

We are now preparing to begin construction of the parking garage and certain related elements. Phase Two, which is much larger than Phase One, will follow, provided we can arrange financing on reasonable terms.

As part of the assemblage of the site, we acquired a small historic hotel. We also leased, with an option to purchase, a building that was built in the 1990s on a key corner for traffic entering town. We leased the building, invested a modest sum (approximately $1 million) in refurbishing it, and reopened it as the "Christmas Casino." Meanwhile, the adjoining historic hotel became the "Christmas Inn."
In most cases, additional slot machines do not necessarily attract additional gamblers. Nevertheless, we opened the Christmas Casino for several reasons. First, the owners of the casino building controlled other land that we desired for our planned parking garage. Second, we operate it as a satellite of Bronco Billy's, so the incremental overhead is very low. Third, we plan to demolish a portion of the existing Bronco Billy's casino when we move ahead on the hotel. The Christmas Casino provides us space to accommodate our customers and our slot machines during construction. Because of that, most of the slot machines in the Christmas Casino today are on a leased or revenue-sharing basis. Finally, that corner is highly visible and signage on that building can direct people to the planned Bronco Billy's parking garage.

Today, Bronco Billy's bears little resemblance to what we envision for the future. We believe the new hotel will significantly increase the activity in the existing casino and restaurants. It costs little more to operate a casino whose slot machines garner $200 per machine per day than one with machines generating $100 per machine per day.
As we planned for the expansion, we introduced new marketing programs designed to build our mailing list. An increase in Colorado's minimum wage has had some impact on us, although most of our employees earn more than the minimum wage, given the region's prosperous economy and low unemployment rate.
As a result of the expansion plans, increased rent (for both slot machines and the building) of the Christmas Casino, expansion of our marketing outreach and the increased minimum wage, Adjusted Property EBITDA at the existing Bronco Billy's complex fell in 2018 despite an increase in net revenues. We believe this temporary decrease has little relevance to the long-term potential of our property and the market.
Since we announced plans to add a major hotel, two of our competitors have also announced plans to add guestrooms. We think that's a plus. We believe the main reason the gaming per capita of the Southern Front Range is so low is the absence of higher-quality hotel rooms and non-gaming amenities in Cripple Creek. We are located on the "50-yard line" of this small community and we believe our planned hotel is larger, nicer, and offers more amenities than the facilities proposed by others. We have also included in our plans extensive meeting room space, more than is really needed for our own hotel. We intend to attract meetings and small conventions to Cripple Creek that will fill our hotel as well as some of the hotel rooms of our competition. Their guests will have to transit our casino to get to their meetings.
Rising Star Casino Resort
We've made several small enhancements at Rising Star in recent years and we believe those enhancements are starting to produce results.
Rising Star opened in 1996 as the first casino in the Cincinnati area. It was hugely successful at first and numerous amenities were built, including a large hotel, several restaurants, meeting room space, and an 18-hole golf course. Over time, competing casinos were legalized and built, casinos that were newer and often more convenient for customers. Rising Star's Adjusted Property EBITDA dwindled from over $50 million per year in the mid-1990s to less than $3 million per year in recent years. Capital investment and maintenance declined at the property along with its income.
Rising Star will probably never again reach its income levels of the mid-1990s. However, we believe it can grow from the low income levels of the recent past. We've made careful, modest investments over the past few years to allow it to do so.

In August 2017, we added a 56-space RV park, the first at any casino in the region. In September 2018, we commenced a ferry boat service connecting Rising Star to Boone County, Kentucky, directly across the river. Boone County is populous and growing. The alternative routes from Boone County to Rising Star involve bridges that are each 20 miles north and south of our property. Each of those bridges also has a competing casino on the Indiana side. We've also refurbished the guestrooms and public spaces of our older 190-guestroom hotel. Our newer hotel, the 104-guestroom "lodge," remains in good condition.

We refurbished the pavilion structure leading into our casino and we've been repairing small details in the casino itself. We even sealed our large parking lots and are replacing the many trees that have succumbed to a regional tree blight. Today, Rising Star is in better physical shape than it has been in for many years.
We've also been focused on cost controls. We recently reevaluated our longstanding strategy of operating our buffet with service for three meals per day, seven days per week. Buffets require high volume levels to be efficient. Many of the buffet customers are "comped" by the casino, but operating a buffet during slow periods is a very expensive way to serve free food to a handful of customers.
We are now renovating an older adjoining restaurant to operate as a "Bistro" during lunch and dinner periods. We expect that many of its guests will be comped casino customers, but the Bistro will offer a better meal experience for our guests at a lower cost to the casino. We will still operate the buffet during lunch and dinner on weekends, and we will strive to offer a great experience during those busy periods.
Our hotel now charges a $10 resort fee, as is common for many hotels in recent years. The resort fee now includes a free breakfast buffet, but not the same type of buffet as the full-service buffet we have been offering. The new free breakfast buffet is similar to that offered by many mid-priced hotel chains, where guests serve themselves coffee, waffles and various cereals and pastries. Our guests are still receiving a "comped" buffet of sorts, but the resort fee significantly mitigates the cost to provide it.
We've also re-evaluated our policy of operating our casino's table games 24 hours per day, seven days per week. In the early morning, the staff required to operate the table games pit sometimes outnumbers the customers. Mathematically, it is also now difficult to earn a profit on a $5 blackjack game. Using relatively new technology, we can offer a table games-like experience with new forms of slot machines. We are installing a cadre of these new machines in our casino near the table games pit so we can continue to accommodate customers seeking to play table games at non-peak hours.

Terre Haute and Other Opportunities in Indiana
For the past several years, we have sought legislative approval to develop and operate a small casino in Terre Haute, Indiana. Terre Haute is a mid-sized city on the Illinois border approximately one hour west of Indianapolis. We believe a properly sized casino in that market could obtain a good return on investment and generate additional jobs and tax revenues, while having minimal impact on existing casinos in Indiana.
As I write this, the Indiana legislature is still in session and there is a gaming bill working its way through the General Assembly. We have argued that any opportunity for Terre Haute should be achieved through an open, fair and competitive process.
Of course, there is no certainty that any proposed casino bill will become law. We are watching the process carefully to see whether the bill offers a potential opportunity for our company or somehow poses a threat to our existing operations.
Northern Nevada
Our Northern Nevada operations consist of a casino we own in Fallon, Nevada and a casino that we lease and operate within the Hyatt Regency Lake Tahoe.
Fallon is a small agricultural town approximately one hour east of Reno. It is the site of the large Naval Air Station Fallon, home of the famed "Top Gun" flight school. The Tahoe-Reno Industrial Center and the multi-billion-dollar Tesla Gigafactory are located approximately half an hour away.
We believe Stockman's Casino is the leading casino among several in Fallon. We operate 225 slot machines, a small table games pit, a 60-seat coffee shop and a popular steak house.
We have significantly improved Stockman's in recent years through relatively small investments. We built a new parking lot and porte cochere on the west side of the property, highly visible and convenient to customers traveling from the west. We also added a new, large reader board sign. In the casino itself, we refurbished the coffee shop, replaced the casino carpet and repaired the roof and air conditioning system. The property is in far better shape than it has been in many years.

We also operate the casino within the Hyatt Regency Lake Tahoe in Incline Village, Nevada. We lease the casino from Hyatt under a lease extending to 2023. That lease has been extended in the past, although there is no certainty that it will be extended in the future. Hyatt also has the right to discontinue the lease prior to its expiration by paying us one year's EBITDA, plus the fair market value of our personal property and the casino's working capital.
We believe that Hyatt is satisfied with our operation of the casino. We work carefully with Hyatt to create a seamless and high-end casino hotel experience and our casino is perhaps the Hyatt's most important customer. We worked together to refurbish the casino in early 2017, with Hyatt paying for most of the physical changes in the space while we invested primarily in new slot machine product. Our company brings significant casino expertise to the relationship and the lease obviates the need for the large Hyatt organization to obtain and maintain Nevada gaming licenses.
Combined, our two Northern Nevada casinos earned $3.4 million of Adjusted Property EBITDA in 2018, up 21% over the prior-year results. The Northern Nevada segment benefited from the physical improvements at the properties and a more normal ski season at Lake Tahoe in late 2018.
New Mexico Proposal
New Mexico has numerous tribal casinos and a handful of racetracks that are allowed to operate a limited number of slot machines. The compacts between the State and the tribes allow for one additional racetrack with slot machines. In May 2018, the New Mexico Racing Commission issued a Request for Proposals for the sole remaining racetrack casino license.
Like Nevada and Colorado, New Mexico is a geographically large state with much of its population in a few metropolitan areas, notably the Albuquerque/Santa Fe corridor. There are already numerous tribal casinos and a racino in the more populated areas of the state.
We focused on the opportunity to place a casino in New Mexico along the Texas border. The state constitution of Texas forbids casino gaming and we believe it is unlikely that this prohibition will be amended any time in the foreseeable future. An amendment would require a two-thirds vote by each house of the state legislature, followed by a majority vote of the people...a daunting task in that conservative state. There are similar restrictions regarding tribal gaming in Texas.

In August 2018, we submitted a proposal for a new facility in Clovis, New Mexico, which is approximately 90 minutes from each of Amarillo and Lubbock, Texas. There is an existing casino in Hobbs, New Mexico that is approximately equidistant from Lubbock and significantly closer to Odessa and Midland, Texas, but significantly further from Amarillo. We believe a modestly sized casino would be quite successful in Clovis, drawing on the approximately 1 million people who reside in the "Llano Estacado" region.
In responding to the RFP, we acquired options on approximately 520 acres of land with nearly a mile of frontage along the main highway between Clovis and Texas. We then designed a unique complex on this land that would appeal to both racing and casino fans -- an attractive resort to entice people to drive 90 minutes each way from those key Texas population centers.
Our proposed complex, named "La Posada del Llano," includes a 300-guestroom hotel, an 18-hole championship golf course, and a casino offering slot machines and a modern race book facility. If New Mexico follows other states and allows sports betting, we will offer a full race and sports book. Our proposal also includes a full-service spa and numerous restaurants, meeting and entertainment facilities.
The project is required to have a horse race track. The racing industry has been declining for decades and we saw an opportunity to reinvent the racing experience. A significant majority of the bets on horse races are now made at race and sports books or simulcast facilities, where one can move more quickly to bet on different races. The physical race track has largely become an intricate sound stage for the race "signal" broadcast to bettors across the country and around the world. We designed our race track to operate with less downtime between races than is often the norm. We proposed more attractive venues to watch a race than the traditional hard grandstand. Perhaps most creatively, we proposed a "moving grandstand."

We see an opportunity to reinvent the horse race experience. The modern-day street car found in many cities in the U.S. and Europe is electric-powered and capable of high speeds and rapid acceleration. We intend to redesign the body of two such cars so that approximately 200 people can sit in four rows of tiered seats, looking to the side through glass walls. The train would load its passengers and back up a short distance before beginning to accelerate forward. The "moving grandstand" would match the speed of the horses all the way around the track, with the horses and the moving grandstand crossing the finish line at the same speed. The moving grandstand would then coast to a stop, much as the horses do, before backing up into the traditional grandstand and preparing for the next race.

The New Mexico Racing Commission received five proposals. Two of the other proposals are on smaller sites near our site in Clovis. One other proposal is in Tucumcari, similarly located as Clovis vis-a-vis Amarillo, but further from Lubbock. The fifth proposal is in Lordsburg, a small town in southwest New Mexico. The intent of the Lordsburg proposal is to draw customers from Tucson, Arizona and other points west of the state, despite the existence of significant tribal casinos in Arizona. We believe our proposal was the most ambitious plan submitted. While we are a small company, we believe we are the only company in this process with ready access to the public financial markets and are one of only two bidders that currently operate casinos elsewhere. We are the only casino operator in the group that is currently licensed in multiple gaming jurisdictions.
Balance Sheet
We invested approximately $17 million into the company in 2018. This includes the significant design costs relative to the Cripple Creek expansion, upgraded slot system at the Silver Slipper, completion of the Rising Star ferry boat, renovation of the Rising Star hotel and upgrade of its pavilion, a necessary upgrade of the Rising Star surveillance system, acquisition of land and a hotel in Cripple Creek, and the refurbishment and opening of the Christmas Casino.
We generated approximately $9.8 million in cash flow from operations. Our total debt on the balance sheet was $95.2 million at the end of 2018, versus $94.6 million at year-end 2017. Our total cash and equivalents, including cash used in operations, was $20.6 million and $19.9 million at the end of 2018 and 2017, respectively.
As noted, we refinanced all our debt in February 2018 with slightly lower interest rates, better terms and a longer maturity. In March 2018, we directly placed 3.9 million shares of stock at $3.00 per share, raising approximately $11.8 million from an assortment of institutions and qualified individuals.

Strategically, we continue to look for ways to improve our existing operations, while also looking for ways to expand. Our management team and board are significant shareholders in our company and we are very motivated to increase shareholder value over time. It is sometimes discouraging when our stock performs poorly, as it did this past year, but such performance seems to have little correlation with our results. We believe that it will better reflect the assets and prospects of our company in the longer term.
I thank our shareholders, lenders, employees and guests for your continued support. We will continue to work hard on your behalf.

Sincerely,

/s/ Daniel R. Lee
Daniel R. Lee
President and Chief Executive Officer

Note: This letter supplants the glossy annual reports that are still prepared by some companies; such a report would not be economical for our small company. For a full description of our financial results, please see our annual report on Form 10-K that was filed with the Securities and Exchange Commission and that is available on our website, at www.fullhouseresorts.com.

This letter contains statements that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this letter include, but are not limited to, the statements regarding Full House's proposed capital improvements and investments at its properties (including the proposed Bronco Billy's expansion and the proposed Silver Slipper expansion), expectations regarding Full House's proposal for a new racetrack casino in New Mexico, expected completion timelines and budgets, expected future competition, expected future debt rates, our operating trends and expected results of operations. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Information concerning potential risk factors that could affect Full House's financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward- looking statements.

This letter also contains supplemental financial information and should only be viewed in conjunction with our audited financial results reported using U.S. generally accepted accounting principles (GAAP) and as filed with the Securities and

Exchange Commission. A reconciliation between non-GAAP measures such as Adjusted EBITDA and Adjusted Property EBITDA and GAAP measures is attached as Annex 1 to this proxy statement and can also be found in the Company's Form
10-K for the fiscal year ended December 31, 2018.

FULL HOUSE RESORTS, INC.
One Summerlin, 1980 Festival Plaza Drive, Suite 680
Las Vegas, Nevada 89135
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
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April 12, 2019

Dear Stockholder:

As I write this letter, it has been just over four years since the board was reconstituted and new management was recruited to lead the company. Since that effort began, our share price has traded from $1.19 on October 8, 2014, up to $3.21 at the end of March 2018, and back to $2.02 at the end of March 2019.

I view the function of the board as follows: develop a strategy, hire and work with a management team to implement that strategy, allocate capital, measure the results, reward the team or hold them accountable, and plan for the future. My role as chairman is to keep the board focused on these tasks.

To help us with these efforts, we have a wide range of experience in the boardroom today: legal, human resources, accounting, governance, finance, and a healthy dose of hospitality and gaming.

The board has been fortunate to recruit and work with Dan Lee as the CEO and Lewis Fanger as the CFO. Hopefully, you have met them in person or via teleconference. From day one, Dan and Lewis have reinvigorated the existing team and recruited excellent talent where necessary to improve the company.

The board has worked with management to develop and support a strategy of growing organically where we can and pursuing acquisitions if the price is right. We have also supported the pursuit of new development opportunities as they arise, like our expansion in Cripple Creek and the new resort that we proposed in New Mexico. In every instance, we try to generate good returns on our capital.

We have also supported a strategy to strengthen our balance sheet. First, we completed a rights offering in the fall of 2016 to help finance some modest capital projects at our properties. Second, we refinanced our first and second lien credit facilities with $100 million of notes in February 2018. Lastly, we raised approximately $12 million in new equity in March 2018 to continue to fund our growth.

Management and the board own a significant number of shares and we have a substantial amount of our own money at stake. Collectively, we beneficially own approximately 16% of the company. I believe that this investment fortifies an owner-oriented culture that we hope to promote.

Finally, you are invited to attend our Annual Meeting of Stockholders, which will be held at 9:00 a.m., local time, on May 17, 2019, in the offices of Full House Resorts, located at One Summerlin, 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135.

W.H. Baird Garrett has decided not to stand for election this year. On behalf of the board and the entire company, I want to thank Baird for his tireless contributions over the last four years and his help in setting the company on firm footing. His wise counsel will be missed.

The following items will be on the agenda:

1.	Election of seven members to our board of directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified;

2.	Ratification of the appointment of Piercy Bowler Taylor & Kern, Certified Public Accountants ("Piercy Bowler Taylor & Kern"), as our independent registered public accounting firm for 2019;

3.	An advisory vote to approve the compensation of our named executive officers;

4.	An advisory vote to approve the frequency of future advisory votes on the compensation of our named executive officers; and

5.	Transaction of such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Our board of directors has fixed the close of business on March 25, 2019 as the record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

I look forward to seeing you at the meeting. If you are unable to attend, I would still welcome your feedback. I am always available.

Sincerely,

/s/ Bradley M. Tirpak
Bradley M. Tirpak
Chairman

This proxy statement, including the form of proxy, the letter from our President and Chief Executive Officer, and our 2018 Annual Report are first being mailed to stockholders on or about April 12, 2019.

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TABLE OF CONTENTS
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PROXY STATEMENT
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This proxy statement contains information relating to the 2019 Annual Meeting of Stockholders of Full House Resorts, Inc. (referred to herein as "we", "us", "our" and the "Company"), to be held at 9:00 a.m., local time, on May 17, 2019, in the offices of Full House Resorts, located at One Summerlin, 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135, and to any adjournments or postponements.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 17, 2019

This proxy statement, form of proxy and our annual report on Form 10-K are also available on our website at www.fullhouseresorts.com or at www.proxyvote.com.

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ABOUT THE MEETING
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What is the purpose of the annual meeting?

At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including:

•	the election of seven directors;

•	the ratification of Piercy Bowler Taylor & Kern as our independent registered public accounting firm for 2019;

•	an advisory vote to approve the compensation of our named executive officers; and

•	an advisory vote to approve the frequency of future advisory votes on the compensation of our named executive officers.

The stockholders will also transact any other business that properly comes before the meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 25, 2019, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

What is the difference between a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the "stockholder of record" with respect to those shares. If your shares are held by a brokerage firm, bank, trustee or other agent ("nominee"), you are considered the "beneficial owner" of shares held in "street name". As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following their instructions for voting included in the enclosed proxy materials.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend. Please note that if you are the beneficial owner of shares held in street name, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. You will also need a photo ID to gain admission.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of 40% of the total number of shares of our common stock and preferred stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 26,958,836 shares of our common stock were outstanding and held by approximately 77 stockholders of record. As of the record date, no shares of our preferred stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum.

If less than 40% of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

How do I vote?

If you are a stockholder of record, you may vote:

•	via Internet;

•	by telephone;

•	by mail; or

•	in person at the meeting.

If you are a beneficial owner of shares held in street name, you must follow the voting procedures of your nominee included in your proxy materials. Beneficial owners who wish to vote in person at the meeting will need to obtain a proxy from their nominee.

If I plan to attend the annual meeting, should I still vote by proxy?

Yes. Casting your vote in advance does not affect your right to attend the annual meeting.

If you vote in advance and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for stockholders of record.

May I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy. If your shares are held in street name, you must contact your broker or nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

What are the Board’s recommendations?

The enclosed proxy is solicited on behalf of our board of directors (the "Board"). Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board. The recommendation of our Board for each item in this proxy statement is set forth below:

Proposal		Board Recommendation
1.	Election of seven members to our board of directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified.	FOR each director nominee
2.	Ratification of the appointment of Piercy Bowler Taylor & Kern as our independent registered public accounting firm for 2019.	FOR
3.	Approval, on an advisory basis, of the compensation of our named executive officers.	FOR
4.	Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers.	FOR the option of every one year

What happens if additional matters are presented at the annual meeting?

Our Board does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. In the event that any other matter should properly come before the meeting or any nominee is not available for election, the proxy holders will vote as recommended by our Board, or if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

Proposal		Votes Required for Approval	Abstentions
1.	Election of directors	Majority of votes cast	No impact
2.	Ratification of Piercy Bowler Taylor & Kern as our auditors	Majority of votes cast	No impact
3.	Advisory vote to approve compensation of named executive officers	Majority of votes cast	No impact
4.	Advisory vote to approve frequency of future advisory votes on compensation of named executive officers	Majority of votes cast for option	No impact

For any other item that may properly come before the meeting, the affirmative vote of a majority of the votes cast at the meeting, either in person or by proxy, will be required for approval, unless otherwise required by law.

How are abstentions treated?

Abstentions will not be counted as votes cast in the final tally of votes with regard to any proposal. Therefore, abstentions will have no effect on the outcome of any proposal. As stated above, abstentions will be counted for the purpose of determining whether a quorum is present.

What are "broker non-votes" and how are they treated?

If your shares are held by a broker on your behalf (that is, in "street name"), and you do not instruct the broker as to how to vote these shares on Proposals 1, 3 or 4, the broker may not exercise discretion to vote for or against Proposals 1 and 3, or for whichever option (one, two or three) on Proposal 4. This would be a "broker non-vote" and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

What is the effect of the advisory vote on Proposals 3 and 4?

Proposal 3 ("Say on Pay") and Proposal 4 ("Say on Frequency") are advisory votes. This means that while we ask stockholders to approve resolutions regarding these proposals, these are not actions that require stockholder approval. If a majority of votes are cast "FOR" the Say on Pay proposal, we will consider the proposal to be approved. For the Say on Frequency proposal, we will consider that the stockholders have recommended whichever option (one, two or three years) that receives the greatest number of votes cast. Although the advisory votes on these proposals are non-binding, our Board and its compensation committee will review the results of the vote and take them into account in making determinations concerning executive compensation and the frequency of such advisory votes.

Do I have dissenter’s or appraisal rights?

You have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

Where can I find voting results of the annual meeting?

We will announce the results for the proposals voted upon at the annual meeting and publish final detailed voting results in a Form 8-K filed within four business days after the annual meeting.

Who should I call with other questions?

If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our 2018 Annual Report, please contact: Full House Resorts, Inc., One Summerlin, 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135, Telephone: (702) 221-7800.

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PROPOSAL ONE:
ELECTION OF DIRECTORS
________________________________________

Our Amended and Restated By-laws (the "By-laws") provide that the number of directors constituting our Board shall be fixed from time to time by our Board. Our Board currently consists of eight directors. The nominees to be voted on by stockholders at this meeting are Kenneth R. Adams, Carl G. Braunlich, Ellis Landau, Daniel R. Lee, Kathleen Marshall, Craig W. Thomas and Bradley M. Tirpak. One individual who is presently serving as a director, Mr. Garrett, will not be seeking another term. Following the 2019 Annual Meeting, the size of our Board will be reduced to seven members. Directors are elected by a majority of the votes cast, assuming a quorum is present. The term of office of each director ends at the next annual meeting of stockholders or when his or her successor is elected and qualified.
All nominees have consented to be named and have indicated their intent to serve if elected. We have no reason to believe that any of these nominees are unavailable for election. However, if any of the nominees become unavailable for any reason, the persons named as proxies may vote for the election of such person or persons for such office as our Board may recommend in the place of such nominee or nominees. It is intended that proxies, unless marked to the contrary, will be voted in favor of the election of each of the nominees.
Director Nominees
We believe that each nominee possesses the experience, skills and qualities to fully perform his or her duties as a director and to contribute to our success. In addition, each nominee is being nominated because they each possess high standards of personal integrity, are accomplished in their field, have an understanding of the interests and issues that are important to our stockholders and are able to dedicate sufficient time to fulfilling their obligations as a director.
Each nominee’s biography containing information regarding the individual’s service as a director, business experience, director positions held currently or within the last five years and other pertinent information about the particular experience, qualifications, attributes and skills that led our Board to conclude that such person should serve as a director appears on the following pages.

Kenneth R. Adams
Mr. Adams is a principal in the gaming consulting firm, Ken Adams Ltd., which he founded in 1990. He is also an editor of the Adams’ Report monthly newsletter, the Adams’ Daily Report electronic newsletter and the Adams Analysis, each of which focuses on the gaming industry. From 2012 through 2018, Mr. Adams was a partner in the Colorado Grande in Cripple Creek, Colorado, a limited-stakes casino with a restaurant and bar. From 1997 through early 2019, Mr. Adams was a partner in Johnny Nolon’s Casino in Cripple Creek, Colorado, also a limited-stakes casino with a restaurant and bar. From 2001 until 2008, he served on the board of directors of Vision Gaming & Technology, Inc., a privately held gaming machine company, and he formerly served on the board of directors of the Downtown Improvement Agency in Reno, Nevada.

Director
Age: 76
Director Since: January 2007

Committees:
● Audit
● Compliance (Chair)
Our Board believes Mr. Adams is qualified to serve as a Director due to his over 40 years of gaming industry experience, including specific experience as a casino owner and operator, his knowledge of the casino industry, and his continuing analysis and review of the industry.

Carl G. Braunlich
Since August 2006, Dr. Braunlich has been an Associate Professor at the University of Nevada, Las Vegas. Prior to joining the faculty of University of Nevada, Las Vegas, Dr. Braunlich was a Professor of Hotel Management at Purdue University since 1990. Previously, he was on the faculty at United States International University. Dr. Braunlich has held executive positions at the Golden Nugget Hotel and Casino in Atlantic City, New Jersey and at Paradise Island Hotel and Casino, Nassau, Bahamas. He has been a consultant to Wynn Las Vegas, Harrah’s Entertainment, Inc., Showboat Hotel and Casino, Bellagio Resort and Casino, International Game Technology, Inc., Atlantic Lottery Corporation, Nova Scotia Gaming Corporation and the Nevada Council on Problem Gambling. Dr. Braunlich was on the board of directors of the National Council on Problem Gambling, and he has served on several problem gambling committees, including those of the Nevada Resort Association and the American Gaming Association. He holds a Doctor of Business Administration in International Business from United States International University, San Diego, California.

Vice Chairman
Age: 66
Director Since: May 2005

Committees:
● Compensation (Chair)
● Nominating and Corporate Governance
● Compliance

Our Board believes that Dr. Braunlich is qualified to serve as a Director due to his knowledge of and experience gained over 15 years in the casino resort industry, including as a consultant to the casino resort industry, as well as over twenty years as a faculty member of hotel management schools.

Ellis Landau
Mr. Landau is a private investor who serves on various for-profit and non-profit boards. In 2006, Mr. Landau retired as Executive Vice President and Chief Financial Officer of Boyd Gaming Corporation, a position he held since he joined the company in 1990. Mr. Landau previously worked for Ramada Inc., later known as Aztar Corporation, where he served as Vice President and Treasurer, as well as U-Haul International and the Securities and Exchange Commission. Mr. Landau was President, Treasurer and Director of ALST Casino Holdco, LLC, the holding company of Aliante Gaming, LLC, which owned and operated Aliante Casino + Hotel in North Las Vegas, Nevada until 2016, when the company was sold to Boyd Gaming Corporation. From 2007 to 2011, Mr. Landau was a member of the board of directors of Pinnacle Entertainment, Inc., a publicly traded casino operator and developer, where he served as chair of the audit committee and as a member of its nominating and governance committee and its compliance committee. Mr. Landau served as a director of Spectrum Group International, a publicly traded global trading and collectibles company, from 2012 until March 2014. Mr. Landau has served as a director of A-Mark Precious Metals (formerly a part of Spectrum Group International) since March 2014 and is chairman of the audit committee and a member of the compensation committee. Mr. Landau currently holds a gaming license in Indiana and Colorado and he has previously been licensed in Nevada and Mississippi, which are collectively all four of the jurisdictions where we operate. Mr. Landau earned his B.A. in economics from Brandeis University and his M.B.A. in finance from Columbia University Business School.

Director
Age: 75
Director Since: November 2014

Committees:
● Compensation

Our Board believes that Mr. Landau is qualified to serve as a Director due to his knowledge of and experience in the casino and hospitality industries gained over more than 40 years, his experience as a public company director, including for a gaming company, as well as his service on various committees of public company boards.

Daniel R. Lee
Mr. Lee was appointed as our President and Chief Executive Officer in November 2014. Mr. Lee was the Managing Partner of Creative Casinos, LLC, a developer of casino resorts, from September 2010 through December 2014. He was previously Chairman and Chief Executive Officer of Pinnacle Entertainment, Inc., a casino operator and developer, from April 2002 to November 2009. In the 1990s, he was Chief Financial Officer, Treasurer and Senior Vice President of Finance and Development at Mirage Resorts. During the 1980s, Mr. Lee was a securities analyst for Drexel Burnham Lambert and CS First Boston, specializing in the lodging and gaming industries. He serves as an independent director of Associated Capital Group, Inc., a publicly traded investment management company, since November 2015, where he is a member of the governance committee. He previously served as a director of Myers Industries, Inc., a publicly traded diversified manufacturing company, from April 2016 to April 2018, where he was a member of the audit committee and the corporate governance and nominating committee. Mr. Lee also previously served as an independent director of LICT Corporation and of ICTC Group, Inc. While working as a securities analyst, he was a Chartered Financial Analyst. Mr. Lee earned his M.B.A. and a B.S. degree in Hotel Administration, both from Cornell University.

Director, President and Chief Executive Officer
Age: 62
Director Since: November 2014

Committees:
● Compliance

Our Board believes that Mr. Lee is qualified to serve as a Director due to his extensive experience in the financial services industry, his experience and knowledge in the gaming, lodging and securities industries and his executive management experience as Chief Executive Officer of a large public corporation.

Kathleen M. Marshall
Ms. Marshall is a Certified Public Accountant who, since March 2017, has served as the Chief Financial Officer of Casino Reinvestment Development Authority (CRDA), a New Jersey State Authority. Previously, she served as the Controller of CRDA from June 2016 to March 2017, and provided consulting services to CRDA from January 2016 to June 2016. From October 2008 through January 2016, Ms. Marshall served as Director of Business Development of Global Connect LLC, a web-based voice messaging company. Prior to that, from July 2003 through August 2008, Ms. Marshall served as Vice President of Finance for Atlantic City Coin & Slot Service Co. Inc., which designs, manufactures and distributes gaming equipment. Between January and June 2003, Ms. Marshall worked as a consultant. From April 1999 to December 2002, she served as Vice President of Finance for the Atlantic City Convention and Visitors Authority, a government agency responsible for enhancing the economy of the region in coordination with the Atlantic City Convention Center. Prior to that, Ms. Marshall held various finance positions with several Atlantic City casinos, including Vice President of Finance at Atlantic City Showboat, Inc. and various internal audit and financial positions at Caesars Atlantic City, Inc. In addition, Ms. Marshall has worked as a public accountant in the audit division of Price Waterhouse.

Director
Age: 63
Director Since: January 2007

Committees:
● Audit (Chair)
● Compliance

Our Board believes that Ms. Marshall is qualified to serve as a Director due to her knowledge of and experience in the casino industry and her background as a financial officer for casino and casino-related companies.

Craig W. Thomas
Mr. Thomas is a professional investor with more than 15 years of investing experience, including as a portfolio manager at CR Intrinsic Investors and S.A.C. Capital Advisors and an analyst at Goff Moore Strategic Partners and Rainwater, Inc.  He is currently the co-founder of Shareholder Advocates for Value Enhancement (S.A.V.E.), which he founded in 2009, and manages various other investment partnerships. Prior to becoming a professional investor, Mr. Thomas was a consultant at The Boston Consulting Group. Mr. Thomas is a former director of Laureate Education, Inc. and Direct Insite Corporation, from May 2011 to June 2014. In addition, Mr. Thomas currently serves as a director of United States Antimony Corporation, a publicly traded natural resource company, since May 2016. Mr. Thomas earned an A.B. from Stanford University and an M.B.A. from the Graduate School of Business at Stanford University.

Director
Age: 44
Director Since: November 2014

Committees:
● Compensation
● Nominating and Corporate Governance (Chair)
Our Board believes that Mr. Thomas is qualified to serve as a Director due to his knowledge and experience in portfolio management, investment analysis and stockholder advocacy.

Bradley M. Tirpak
Mr. Tirpak is a professional investor with more than 20 years of investing experience. Since September 2016, he has served as a portfolio manager and Managing Director at Palm Active Partners, LLC, a private investment company. From October 2008 to August 2016, Mr. Tirpak served as Managing Member of Locke Partners, LLC, a private investment company. Mr. Tirpak was a portfolio manager at Credit Suisse First Boston from January 1997 to September 2000, at Caxton Associates from September 2000 to May 2003 and at Sigma Capital Management from April 2003 to December 2007. Between 1993 and 1996, he was the founder and CEO of Access Telecom, Inc. an international telecommunications company doing business in Mexico. Mr. Tirpak served as a director at USA Technologies, Inc., a publicly traded provider of electronic payment transactions to the vending industry, from January 2010 to January 2012, as a director at Applied Minerals, Inc., a publicly traded specialty materials company, from April 2015 to March 2017, as a director at Flowgroup plc, an energy supply and services business in the United Kingdom, from June 2017 to October 2018 and as a director at Birner Dental Management Services, Inc., a dental service organization, from December 2017 to January 2019. Mr. Tirpak currently serves as trustee of The Halo Trust, the world’s largest humanitarian mine clearance organization with operations in over 20 countries. Mr. Tirpak earned a B.S.M.E. from Tufts University and an M.B.A. from Georgetown University.

Chairman
Age: 49
Director Since: November 2014

Our Board believes that Mr. Tirpak is qualified to serve as a Director due to his knowledge and experience in investing, capital allocation and corporate governance, as well as his experience serving on the boards of publicly traded companies.

OUR BOARD RECOMMENDS
A VOTE “FOR” EACH OF THE NOMINEES.

________________________________________

CORPORATE GOVERNANCE
________________________________________

Board Leadership Structure

Our Board has not adopted a formal policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer. Instead, our Board remains free to make this determination from time to time in a manner that seems most appropriate for us. We currently have separate persons serving as the Chief Executive Officer and as Chairman of the Board, in recognition of the differences between the two roles. Our Chairman is responsible for setting the agenda for each of the meetings of our Board and the annual meetings of stockholders, and our Chief Executive Officer is responsible for our strategic direction and the general management of its business, financial affairs and day-to-day operations. We believe this structure promotes active participation of the independent directors and strengthens the role of our Board in fulfilling both its oversight responsibility and fiduciary duties to our stockholders, while recognizing our day-to-day management direction by the Chief Executive Officer. Accordingly, we believe this structure has been the best governance model for us and our stockholders to date.

Mr. Tirpak currently serves as our Chairman and Dr. Braunlich currently serves as our Vice Chairman of the Board. Mr. Tirpak and Dr. Braunlich are both independent directors. During 2018, the independent directors met twice in conjunction with our regular Board meetings. All of our Board committees are compromised only of independent directors except for our compliance committee, which includes Mr. Lee, our President and Chief Executive Officer. Each committee is chaired by an independent director. Our Board leadership structure is commonly utilized by other public companies in the United States of comparable size and scope. We believe that an independent Chairman and Vice Chairman and only independent directors serving on our Board committees (other than the compliance committee) provide an effective and balanced leadership structure. With experienced and participating independent directors, we believe we have the proper leadership structure.

Independence of Directors

Under the corporate governance standards of the Nasdaq Stock Market LLC ("Nasdaq"), at least a majority of our Board and all of the members of our audit committee, compensation committee, and the nominating and corporate governance committee must meet the test of independence as defined by the listing requirements of Nasdaq. Our Board, in the exercise of its reasonable business judgment, has determined that Mr. Adams, Dr. Braunlich, Ms. Marshall, Mr. Garrett, Mr. Landau, Mr. Thomas and Mr. Tirpak qualify as independent directors, pursuant to Nasdaq and rules and regulations of the Securities and Exchange Commission ("SEC"). In making the determination of independence, our Board undertook a review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us, or members of our management or other members of our Board, and all relevant facts and circumstances regarding any such transactions or relationships. In addition, our Board considered the recommendations of our nominating and corporate governance committee, which also considered whether such directors would be deemed to be "independent".

Meetings

During 2018, our Board held fourteen meetings. Each of our directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board that were held during the period in which he or she was a director and (ii) the total number of meetings of all committees on which he or she served that were held during the period in which he or she was a director. We have no specific requirements regarding attendance at the annual meeting of stockholders by our directors. In 2018, all of our directors attended the annual meeting in person except for Mr. Garrett, who attended the annual meeting via telephone and made himself available for stockholder interaction both before and after the conclusion of the annual meeting.

Board Committees

Our Board has four standing committees: the audit committee, the compensation committee, the nominating and corporate governance committee, and the compliance committee, each of which operates under a written charter adopted by our Board. A current copy of each of the audit committee, compensation committee, compliance committee, and nominating and corporate governance committee charters is available through the "Investors - Management & Governance - Documents" link on our website, www.fullhouseresorts.com. The following table illustrates the current membership of each of our Board’s committees:

Director	Audit	Compensation	Nominating and Corporate Governance	Compliance
Kenneth R. Adams	●			Chair
Carl G. Braunlich		Chair	●	●
W.H. Baird Garrett	●		●	●
Ellis Landau		●
Daniel R. Lee				●
Kathleen M. Marshall	Chair			●
Craig W. Thomas		●	Chair

As discussed above, Mr. Garrett is not seeking another term on the Board. We do not yet know who will replace Mr. Garrett on each of the compliance committee, audit committee and the nominating and corporate governance committee.

Audit Committee

The audit committee is comprised of three members: Ms. Marshall, Mr. Adams and Mr. Garrett. Ms. Marshall serves as chair and financial expert on the audit committee. Our Board has determined that Ms. Marshall is an audit committee financial expert as defined by the rules and regulations of the SEC. Our Board, in its reasonable judgment, has determined that each member of the audit committee is independent, as defined under the applicable Nasdaq listing standards, and meets the enhanced independence standards for audit committee members required by the SEC. Our audit committee held seven meetings in 2018.

Among its responsibilities, the audit committee:

•	appoints, compensates, terminates and oversees our independent auditors;

•	reviews the independent auditor’s proposed audit scope, approach and the independence and the performance of the independent auditors;

•	reviews and approves our annual internal audit plan;

•	reviews the adequacy and effectiveness of our system of internal controls over financial reporting and disclosure controls and procedures;

•	reviews, discusses and approves financial statements and earnings releases prior to filing our periodic reports;

•
reviews, with management, the management’s discussion and analysis and the audited financial statements and recommends, if appropriate, the inclusion of the audited financial statements in our annual report on Form 10-K;

•	discusses guidelines and policies to govern risk assessment and risk management;

•	reviews and approves related party transactions for potential conflicts of interest; and

•
establishes procedures for receiving, retaining and handling complaints received by us regarding accounting, internal accounting controls, auditing matters or fraudulent financial reporting and for confidential, anonymous submission by employees of related concerns.

The audit committee also assists our Board in ensuring compliance with legal and regulatory requirements in our financial reporting process.

Please refer to the audit committee report, which is set forth below, for a further description of our audit committee’s responsibilities and its recommendations with respect to our audited consolidated financial statements for the year ended December 31, 2018.

Compensation Committee

The compensation committee is comprised of three members: Dr. Braunlich, Mr. Landau and Mr. Thomas. Dr. Braunlich serves as chair of the compensation committee. Our Board, in its reasonable judgment, has determined that each member of the compensation committee is independent as defined under the applicable Nasdaq listing standards, Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The compensation committee held four meetings in 2018. The compensation committee is generally responsible for reviewing and making recommendations to our Board regarding all forms of compensation to be provided to our executive officers, directors and, where appropriate, employees.

Among its responsibilities, the compensation committee:

•	reviews and determines the corporate goals and objectives of our chief executive officer, or CEO, and any employee that reports directly to the CEO;

•	at least annually, evaluates the performance of the CEO and any employee that reports directly to the CEO;

•	reviews and approves the compensation of the CEO;

•	reviews and approves, or recommends for Board approval, the compensation of any employee that reports directly to the CEO;

•
reviews and approves, or recommends for Board approval, individual performance objectives and general compensation goals and guidelines for employees and the criteria by which bonuses to such employees are determined;

•	reviews and approves, or recommends for Board approval, the compensation policy for executive officers and directors, and such other employees as directed by the Board;

•	annually reviews and evaluates our incentive compensation plans; and

•	develops and recommends for Board approval the executive officer succession plan.

Management provides recommendations to the compensation committee on the amount and type of executive compensation (other than that of the recommending executive), as well as individual performance objectives for bonuses and incentive compensation, and the compensation committee reviews and considers these recommendations. In formulating its recommendations to the Board, the compensation committee additionally considers our performance as a whole. The compensation committee determines the fulfillment of the individual performance objectives, which are based on specific growth goals consistent with the annual business plan, and recommends individual bonus and incentive compensation amounts to the Board. The compensation committee may delegate its authority to subcommittees or the chair of the committee when it deems appropriate and in our best interest.

The compensation committee reviews a number of factors when evaluating compensation of executives, including any potential base salary increases. Such factors include, but are not limited to, a periodic review of our peer group within the gaming industry for equivalent positions of companies of similar size and status, external market conditions, and individual factors. Such individual factors include the executive’s experience, tenure, education, job performance, contributions to our operational and financial results, complexity of the executive’s responsibilities and any unique skills or qualities the executive possesses.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee were at any time during 2018, or at any other time, our officer or employee. None of our executive officers was, during 2018 or is, a member of a board of directors or compensation committee of a company that has one or more executive officers serving as a member of our Board or compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is comprised of three members: Mr. Thomas, Dr. Braunlich and Mr. Garrett. Mr. Thomas serves as chair of the nominating and corporate governance committee. The nominating and corporate governance committee held two meetings in 2018.

The nominating and corporate governance committee is generally responsible for assisting our Board with respect to nominating new directors.

Among its responsibilities, the nominating and corporate governance committee:

•	determines, and periodically reviews, specific, minimum qualifications and characteristics that must be met by a nominee for a position on the Board or on a Board committee;

•
determines, and periodically reviews, (i) whether there are any specific qualities or skills that are necessary for one or more directors to possess, (ii) the overall diversity of the Board, and (iii) any other areas that may be expected to contribute to an effective Board;

•
identifies, evaluates, proposes, approves and recommends for Board approval nominees for election or appointment to the Board, including nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders;

•
evaluates, proposes, and approves any nominations of director candidates validly made by stockholders in accordance with policies and procedures adopted by the Board and applicable laws, rules, and regulations;

•	identifies, evaluates, proposes, and approves candidates to fill Board and committee vacancies;

•	develops and recommends to the Board, and reviews at least annually, a set of corporate governance guidelines applicable to us, and recommends changes to the Board as appropriate; and

•	oversees our corporate governance practices and procedures.

The nominating and corporate governance committee considers all qualified director candidates regardless of age, race, gender, national origin or religion. The nominating and corporate governance committee does not specifically consider diversity in fulfilling its responsibilities to select qualified and appropriate director candidates. Instead, the nominating and corporate governance committee will seek to balance the existing skill sets of current Board members with the need for other diverse skills and qualities that will complement our strategic vision. All director candidates are evaluated based on general characteristics and specific talents and skills needed to increase the Board’s effectiveness, including such factors as business experience, skills and knowledge with respect to the gaming industry, finance, marketing, and financial reporting. Additionally, all candidates must possess a commitment to high ethical standards and have a demonstrated reputation for integrity. The nominating and corporate governance committee will consider stockholder recommendations for director candidates and will do so in the same manner that it considers all director candidates. Other than as provided by applicable law, there are no specific, minimum qualifications that must be met by a director nominee recommended by a stockholder except that a director must be of full age.

Under our By-Laws, if a stockholder wishes to submit a nominee for consideration by the nominating and corporate governance committee, the stockholder must deliver or mail notice of the request to the Secretary, in writing, so that it is received not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of stockholders. However, if the annual meeting is not within 30 days in advance of the anniversary date of the prior year’s annual meeting or not within 70 days after the anniversary date of the prior year’s annual meeting, such notice must be received by the Secretary no later than 10 days following the date of public disclosure of the annual meeting date. The notice must be accompanied by the information concerning the nominee and proposing stockholder described in Article I, Section 12 of our By-Laws including disclosure of: (i) the number of shares of our capital stock owned of record and beneficially by the nominee, (ii) a description of any agreement, arrangement or understanding between a proposing stockholder and any other persons acting in concert, (iii) information we deem appropriate to ascertain the nominee’s suitability to serve on the Board or eligibility to serve as an independent director, and (iv) any other information required to comply with the proxy rules and regulations. A nomination not made in accordance with the procedures set forth in our By-Laws is void.

Although the nominating and corporate governance committee’s charter permits the committee to engage a search firm to identify director candidates, we did not pay any third parties a fee to assist in the process of identifying or evaluating director candidates in 2018.

Compliance Committee

The compliance committee is comprised of five members: Mr. Adams, Dr. Braunlich, Mr. Garrett, Mr. Lee and Ms. Marshall. Mr. Adams serves as chair of the regulatory compliance committee. The compliance committee’s functions include reviewing and making recommendations to the Board regarding compliance with gaming laws and regulations. The compliance committee held four meetings in 2018.

The compliance committee meets quarterly to review the items determined by the Colorado, Nevada, Indiana and Mississippi Gaming Control Boards to be of sufficient material interest to warrant review by a committee of the Board. During 2018, the committee reviewed reports from our Compliance Officer.

Board’s Role in Risk Oversight

The audit committee is responsible for reviewing and assessing our financial risks. The compensation committee is primarily responsible for overseeing the management of risks associated with compensation policies and practice. In addition, the compliance committee is responsible for the oversight and review of all matters of gaming regulatory importance. We believe that these committees provide us with proper risk oversight.

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics applicable to each of our directors, officers and employees. The full text of the Code of Conduct and Ethics is available through the "Investors - Management & Governance - Documents" link on our website, www.fullhouseresorts.com. We intend to provide disclosure of any amendments or waivers of our Code of Conduct and Ethics on our website within four business days following the date of the amendment or waiver.

Certain Relationships and Related Party Transactions

On March 26, 2018, we closed on a registered direct offering of 3.9 million shares of common stock. Of such amount, Mr. Landau, our director, purchased 100,000 shares of common stock. While other participants in the offering paid a discounted price of $3.00 per share, Mr. Landau paid $3.19 per share, the closing price of our common stock on March 23, 2018, for an aggregate purchase price of $319,000.

In September 2017, we filed a registration statement on Form S-3 to register 1,000,000 shares that Mr. Lee, our Chief Executive Officer, purchased for an aggregate purchase price of $1.3 million in our 2016 rights offering, pursuant to a standby purchase agreement.

Our Code of Conduct and Ethics broadly covers related-party transactions that may involve a conflict of interest. Under our audit committee charter, all related party transactions must be approved by our audit committee. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (i) in which the company is a participant, (ii) in which the amount involved exceeds the lesser of $120,000 or one percent of the average of a smaller reporting company’s total assets at year-end for the last two completed fiscal years, and (iii) in which any executive officer, director, director nominee, beneficial owner of more than 5% of our common stock, or any immediate family member of such persons has or will have a direct or indirect material interest. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. In accordance with its charter, the audit committee reviewed the related party transactions described above.

Director Compensation

Each non-employee director’s compensation in 2018 consisted of three components: (1) cash compensation of $24,000 per year, paid quarterly in arrears, (2) a grant of 3,582 shares of common stock, of which Dr. Braunlich and Ms. Marshall elected to receive the $12,000 value in quarterly cash payments of $3,000 in arrears, and (3) a stock option grant to purchase 6,000 shares with an exercise price of $3.35 per share, vesting in full on May 23, 2019. The table below summarizes the compensation paid by us to our current non-employee directors for services rendered for 2018. Directors who are employed by us do not receive additional compensation for serving as directors.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)(2)	Total
Kenneth R. Adams	$24,000	$12,000	$8,812	$44,812
Carl G. Braunlich	36,000	—	8,812	44,812
W.H. Baird Garrett	24,000	12,000	8,812	44,812
Ellis Landau	24,000	12,000	8,812	44,812
Kathleen Marshall	36,000	—	8,812	44,812
Craig W. Thomas	24,000	12,000	8,812	44,812
Bradley M. Tirpak	24,000	12,000	8,812	44,812
__________

(1)
The amounts shown in this column represent the aggregate grant date fair value of awards for the fiscal year ended December 31, 2018, calculated in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions used in the calculation of these amounts, please see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	Each of our non-employee directors had an aggregate of 25,158 unexercised stock options outstanding at December 31, 2018.

________________________________________

INFORMATION CONCERNING EXECUTIVE OFFICERS
________________________________________

The following table sets forth certain information with respect to our current executive officers and lists their current titles. A summary of the background and experience of Mr. Fanger and Ms. Guidroz are set forth in the paragraphs following the table. The background and experience of Mr. Lee is described above in the section titled "Proposal One: Election of Directors." Our executive officers serve at the discretion of the Board.

Name	Age	Position
Daniel R. Lee	62	Director, President and Chief Executive Officer
Lewis A. Fanger	41	Senior Vice President, Chief Financial Officer and Treasurer
Elaine L. Guidroz	41	Vice President, Secretary and General Counsel

Lewis A. Fanger was appointed as our Senior Vice President, Chief Financial Officer and Treasurer on January 30, 2015. Prior to joining the Company, Mr. Fanger served from June 2013 through February 2015 as a Vice President of Wynn Resorts, Limited, a leading owner and operator of resort casinos and a member of the S&P 500 and Nasdaq-100 indexes. At Wynn, Mr. Fanger oversaw the investor relations functions for both its Nasdaq and Hong Kong Stock Exchange-listed stocks and assisted with the company’s development efforts, including in Asia. From August 2011 to June 2013, Mr. Fanger was Senior Vice President and Chief Financial Officer of Creative Casinos, LLC, the original developer of the Golden Nugget resort casino in Lake Charles, Louisiana. Mr. Fanger also served from July 2003 to August 2011 at Pinnacle Entertainment, Inc. in various capacities, including as Vice President of Finance, where he oversaw the treasury and investor relations functions of the company. Prior to that, Mr. Fanger worked as an equity research associate in the gaming group at Bear, Stearns & Co. in New York. Mr. Fanger earned a bachelor’s degree in industrial engineering and a master’s degree in business administration, both from Stanford University.

Elaine L. Guidroz was appointed as our Secretary in December 2012. She has served as our General Counsel since January 2013 and as Vice President of Human Resources since July 2015. Prior to serving as General Counsel, Ms. Guidroz served as Associate General Counsel since February 2012. Ms. Guidroz began her gaming career in 2004 where she served as In-House Counsel to Grand Victoria Casino & Resort, owned and managed by Hyatt Gaming Management, Inc. From 2006 through 2011, Ms. Guidroz served as General Counsel and Compliance Officer to Grand Victoria Casino & Resort. Prior to joining Grand Victoria, Ms. Guidroz was in private practice in Indianapolis, Indiana, where she focused primarily on insurance defense matters. Ms. Guidroz received her Doctor of Jurisprudence (J.D.), magna cum laude, from Indiana University McKinney School of Law. Ms. Guidroz also holds a Masters of Business Administration from Xavier University Williams College of Business, and a Bachelor of Arts from the University of North Carolina-Chapel Hill. Ms. Guidroz is admitted to practice law in the states of Indiana and Kentucky.

________________________________________

EXECUTIVE COMPENSATION
________________________________________

We are consistently seeking to improve our policies and practices. Over the last several months, our management team and our chairman reached out to several of our largest stockholders representing approximately one-third of our outstanding common stock, seeking their input on a broad variety of topics, including executive compensation. While we did not receive any negative feedback regarding executive compensation as a result of those outreach efforts, we nonetheless continue to seek ways to improve our compensation program. Since our new management team arrived approximately four years ago, our Board and our Compensation Committee have made several changes to compensation practices, including:

•
Under the 2015 Equity Plan, a double-trigger is required for early vesting of equity and related grants in connection with a change in control. All unvested options that are currently outstanding were issued from the 2015 Equity Plan.

•
Implementation of a formulaic approach to management bonuses. For 2017 and 2018, the bonus criteria focused on return on invested capital, Adjusted EBITDA, discretionary free cash flow per share, and individual performance goals.

•	Adoption of a clawback policy.

Additionally, we note that:

•	The 2015 Equity Plan prohibits the repricing or exchange of equity-based grants without stockholder approval.

•	The Compensation Committee is comprised entirely of independent directors.

•
We pay for performance, as a portion of our named executive officers' total compensation is at-risk variable compensation in the form of stock and stock options granted over the past approximately four years. In 2017, after several years of improved results, our named executive officers were paid performance bonuses for the first time since 2014, and such bonuses were paid through a grant of stock. In 2018, our named executive officers were paid cash performance bonuses for the first time since the arrival of our new management team approximately four years ago.

•
Operating performance has improved significantly since our new management team joined the Company more than four years ago. Net revenues, for example, increased 35% from $121.4 million in 2014 to $163.9 million in 2018. Our stock price rose 44% from the end of 2014 through the end of 2018. For our most recent fiscal year, net revenues grew 2% and Adjusted EBITDA grew 7%, though our stock price declined in 2018 after a strong performance in 2017.

Our compensation committee, or the Committee, adopted the Full House Resorts, Inc. Annual Incentive Plan for Executives (the "Annual Incentive Plan"), effective as of January 1, 2017. The Annual Incentive Plan is an annual short-term incentive plan designed to reward our executives for achieving pre-established corporate performance goals during a given performance period. The purpose of the Annual Incentive Plan is to provide an incentive for superior performance, to motivate participating executives toward the highest levels of achievement and business results, to tie management's goals and interests with our stockholders’ goals, and to enable us to attract and retain highly qualified executives. Any bonus awards under the Annual Incentive Plan are payable in cash or common stock (or any combination of cash or common stock), and any portion of such bonus award payable in the form of our common stock will be subject to the terms and conditions (including the applicable share limitations) of our 2015 Equity Incentive Plan, as amended from time to time (the "2015 Plan"), or any other plan adopted by us pursuant to which shares of common stock may be granted.

Participation in the Annual Incentive Plan is limited to the following executives: (a) Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Marketing Officer and Chief Development Officer; and (b) such other executives, in each case, as determined by the Committee in its discretion.

Annual Incentive Awards

For 2018, the Committee established the following threshold, target and maximum incentive bonus opportunity levels for our named executive officers, as a percentage of their base salaries:

Name	Title	Threshold	Target	Maximum
Daniel R. Lee	President, Chief Executive Officer & Director	15%	30%	45%
Lewis A. Fanger	Senior Vice President, Chief Financial Officer & Treasurer	10%	20%	30%
Elaine L. Guidroz	Vice President of Human Resources, Secretary, & General Counsel	10%	20%	30%

The Committee established four performance metrics for evaluating annual incentive bonus payouts for 2018 under the Annual Incentive Plan as set forth below:

Adjusted EBITDA(1)(Weighting of 40%):

The first metric, Adjusted EBITDA, is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, pre-opening expenses, project development and acquisition costs, and non-cash share-based compensation expense. It is generally similar to Adjusted EBITDA as defined in our earnings releases and SEC filings. Additionally, the Committee may make certain adjustments, such as for acquisitions, divestitures or other special circumstances. The applicable levels of achievement for 2018 were:

Adjusted EBITDA
Threshold	$17,316,000
Target	$19,066,000
Maximum	$20,816,000

Adjusted EBITDA for 2018 was $17,651,000, above the threshold amount. Accordingly, each named executive officer earned an incentive bonus payout at the threshold level related to this metric for 2018.

Return on Invested Capital (Weighting of 15%):

The second metric, return on invested capital, is calculated as: (a) operating income, divided by (b) total debt (including capitalized lease obligations), plus stockholders’ equity, less cash, all as shown on our balance sheet and determined as the arithmetic average for such items as of the end of each fiscal quarter. The applicable levels of achievement for 2018 were:

Return on Invested Capital
Threshold	5.9%
Target	7.2%
Maximum	8.4%

Return on invested capital for 2018 was 5.4%, below the threshold amount. Accordingly, the named executive officers did not receive an incentive bonus payout related to this metric for 2018.

__________

(1)
For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to operating income and net income, please see Annex 1 in this proxy statement or our Annual Report on Form 10-K for the year ended December 31, 2018.

Discretionary Cash Flow per Share (Weighting of 15%):

The third metric, discretionary cash flow per share, is calculated as: (a) Adjusted EBITDA (as previously defined), less cash interest expense, less maintenance capital expenditures, divided by (b) the average number of shares outstanding at the end of each fiscal quarter. For purposes of this calculation, maintenance capital expenditures are defined as 2.5% of our 2018 net revenues. The applicable levels of achievement for 2018 were:

Discretionary Cash Flow per Share
Threshold	$0.14
Target	$0.20
Maximum	$0.27

For 2018, discretionary cash flow per share was determined to be $0.143. Accordingly, each named executive officer earned an incentive bonus payout at the threshold level related to this metric for 2018.

Qualitative Performance Goals (Weighting of 30%):

The final metric relies on pre-determined qualitative performance goals, which the Committee set for each named executive officer at the beginning of 2018. Mr. Lee’s performance goals were related to improving operating margins across our portfolio of properties; making significant progress on growth projects, such as the ferry boat at Rising Star, and other approved capital expenditures; continued development of our strategy and development plans; and recruiting, developing and motivating talent within the Company, among other items. Mr. Fanger's performance goals were related to the continued development of the finance and accounting departments, preparation for our filer status change to an "accelerated filer," the addition of three publishing research analysts that cover our equity, the transition of our accounting systems so that all properties are on a single system, and the meaningful reduction in working capital and cash needs at our casinos. Ms. Guidroz's performance goals were related to maintaining quality relationships with the Company's regulators and various insurance providers, effectively minimizing litigation involving the Company, supporting the Company and our consultants on our development plans, and the continued development of the human resources department. Based on a review of his performance throughout the year, the Committee determined that Mr. Lee earned between his target payout of 30% and maximum payout of 45% for the bonus opportunity for this metric. Accordingly, the Committee set his payout to approximately 37% for this metric. For Mr. Fanger and Ms. Guidroz, the Committee set their payouts to approximately 24% and approximately 18% for this metric, respectively.

In 2018, the Committee decided to pay the annual incentive bonuses earned by each named executive officer in the form of cash. These cash bonuses for 2018 were the first performance bonuses to be paid in cash to our named executive officers since a management and board transition that occurred in late 2014.

Equity Awards

The Committee believes that a significant component of the compensation paid to our executives over the long-term should be equity-based compensation. It also believes that stock price appreciation and stock ownership in our Company are valuable incentives to our executives. Accordingly, our executives are granted equity awards to align their interests with those of our stockholders and to encourage them to manage our Company in our best long-term interests. In 2018, Ms. Guidroz received a stock option grant in connection with the extension of her employment agreement through September 2021. Accordingly, on September 17, 2018, Ms. Guidroz received a non-qualified stock option to purchase 50,000 shares of common stock pursuant to the 2015 Plan, at an exercise price per share of $2.83. Her stock options will vest with respect to 1/3 of the total number of shares underlying the stock options on each anniversary of September 17, 2018, subject to Ms. Guidroz’ continued service with us through the applicable vesting date.

SUMMARY COMPENSATION TABLE

The following table summarizes the "total compensation" of: (i) our Chief Executive Officer, and (ii) our two most highly compensated executive officers that served in such capacities at the end of 2018.

Name and Principal Positions	Year	Salary	Bonus	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation		Total
Daniel R. Lee	2018	$454,167	$—	$—	$88,000	$39,665	(3)	$581,832
President and Chief Executive Officer	2017	450,000	8,333	250,560	42,526	48,331		799,750

Lewis A. Fanger	2018	275,500	—	—	35,000	—		310,500
Senior Vice President, Chief Financial Officer and Treasurer	2017	272,583	—	25,172	20,627	—		318,382

Elaine Guidroz	2018	236,135	—	64,577	25,000	—		325,712
Vice President of Human Resources, Secretary and General Counsel	2017	220,083	—	20,138	16,876	—		257,097

__________

(1)
All amounts shown in this column represent the aggregate grant date fair value of option awards calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 11 (for fiscal year 2018) and Note 12 (for fiscal year 2017) to our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2018 and 2017.

(2)
For 2018, the amounts in this column represent cash bonus awards under the Annual Incentive Plan earned by the named executive officers upon achievement of 2018 performance metrics. For 2017, the named executive officers received stock awards in lieu of cash. The value of the stock awards was based on the closing price of our common stock on February 28, 2018.

(3)	This amount includes $10,070 for life and disability insurance, $20,512 for health care and related costs, and $9,083 in 401(k) matching contributions, in each case paid on behalf of Mr. Lee.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding outstanding equity award grants held at December 31, 2018 by each named executive officer.

		Option Awards (a)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Daniel R. Lee	11/28/2014	943,834	—		$1.25	11/28/2024
	5/10/2016	66,667	33,333	(b)	1.70	5/10/2026
	5/24/2017	10,000	230,000	(c)	2.32	5/24/2027
Lewis A. Fanger	1/30/2015	293,750	6,250	(d)	1.37	1/30/2025
	5/10/2016	33,333	16,667	(b)	1.70	5/10/2026
	5/22/2017	8,333	16,667	(e)	2.32	5/22/2027
Elaine L. Guidroz	5/5/2015	50,000	—		1.51	5/5/2025
	5/10/2016	26,667	13,333	(b)	1.70	5/10/2026
	5/22/2017	6,667	13,333	(e)	2.32	5/22/2027
	9/17/2018	—	50,000	(f)	2.83	9/17/2028
__________

(a)
The option awards were granted pursuant to the 2015 Plan, except for certain option awards granted as inducement awards outside of the stockholder-approved plans to Messrs. Lee and Fanger upon their hiring (see the Equity Compensation Plan Information table below).

(b)	The vesting dates of the remaining options is May 10, 2019.

(c)	10,000 of the options vested on December 30, 2018 and will continue to vest on the 30th of each month thereafter.

(d)	75,000 of the options vested on January 30, 2016, and 1/48 of the total award of options continued to vest on the 30th of each month anniversary thereafter.

(e)	The vesting dates of the remaining options are May 22, 2019 and May 22, 2020.

(f)	The vesting dates of the options are September 17, 2019, September 17, 2020 and September 17, 2021.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2018, about our equity compensation plans under which our equity securities are authorized for issuance.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	1,331,940	$2.03	902,059
Equity compensation plans not approved by security holders (2)	1,243,834	1.28	—
Total	2,575,774	$1.67	902,059
__________

(1)	These shares were available for future issuance under our 2015 Plan. As of April 12, 2019, there were 877,059 shares of common stock available for future issuance under the 2015 Plan.

(2)
Pursuant to the Lee Employment Agreement and the Fanger Employment Agreement, respectively, (i) Mr. Lee was granted a nonqualified stock option to purchase 943,834 shares of our common stock, and (ii) Mr. Fanger was granted a nonqualified stock option to purchase 300,000 shares of our common stock. In each case, the stock option was issued as a standalone "employee inducement award" outside of the 2015 Plan. As of April 12, 2019, both of these stock option grants were fully vested.

Retirement Benefits

The named executive officers are eligible to participate in our normal retirement program on the same terms as generally available to substantially all of our full-time employees. This retirement program consists of a 401(k) plan and matching contributions.

Employment Agreements

Daniel R. Lee

On November 28, 2014, we entered into an employment agreement with Mr. Lee pursuant to which Mr. Lee serves as our Chief Executive Officer and, on May 24, 2017, we entered into an amendment to such employment agreement (collectively, the "Lee Employment Agreement"). The Lee Employment Agreement was initially effective as of November 28, 2014, and expires on November 30, 2020, unless earlier terminated.

The Lee Employment Agreement currently provides for an annual base salary of $500,000. It also provides an opportunity to earn an annual discretionary cash performance bonus, based on the achievement of individual and company-based performance criteria established by our Board or the Committee. For the period from January 1, 2017 through November 30, 2020, Mr. Lee will be eligible to participate in the Annual Incentive Plan, and to receive bonus awards subject to target, maximum and threshold levels as described in the agreement. Pursuant to the Lee Employment Agreement, Mr. Lee is entitled to (i) participate in customary health, welfare and fringe benefit plans at our sole expense, and (ii) company-paid life insurance and long-term disability policies, each covering $525,000.

Lewis A. Fanger

On January 30, 2015, we entered into an employment agreement with Mr. Fanger (the "Fanger Employment Agreement") pursuant to which Mr. Fanger serves as our Senior Vice President, Chief Financial Officer and Treasurer. The Fanger Employment Agreement was effective as of January 30, 2015 and expired on January 30, 2019. The Company and Mr. Fanger are in the process of negotiating a new employment agreement by which Mr. Fanger is expected to continue to serve as the Company's Senior Vice President, Chief Financial Officer and Treasurer.

Pending execution of a new employment agreement, Mr. Fanger continues to be employed under certain similar terms of the prior Fanger Employment Agreement. Mr. Fanger continues to receive an annual base salary of $275,500, which is unchanged from his base salary at the end of 2017. He also has an opportunity to earn an annual discretionary cash performance bonus, based on the achievement of individual and Company-based performance criteria established by our Board or Committee in consultation with the Chief Executive Officer, as applicable. In addition, Mr. Fanger continues to be entitled to (i) participate in customary health, welfare and employee benefit plans on the same basis as they are available to other senior executives, and (ii) Company-paid life insurance and long-term disability policies, each covering $250,000.

Elaine Guidroz

On July 21, 2015, we entered into an employment agreement with Ms. Guidroz, pursuant to which Ms. Guidroz serves as our Vice President of Human Resources, Secretary, General Counsel and Compliance Officer and, on October 1, 2018, entered into an amendment to such employment agreement (collectively, the "Guidroz Employment Agreement"). The Guidroz Employment Agreement was initially effective as of July 21, 2015, and expires on September 17, 2021, unless earlier terminated.

The Guidroz Employment Agreement currently provides for an annual base salary of $250,000, and an opportunity to earn an annual cash bonus in an amount determined at the discretion of our Board or the Committee in consultation with the Chief Executive Officer. In addition, pursuant to the Guidroz Employment Agreement, Ms. Guidroz is also entitled to (i) participate in customary health, welfare and employee benefit plans on the same basis as they are available to other senior executives, and (ii) Company-paid life insurance and long-term disability policies, each covering $250,000.

Payments Upon Termination

Upon termination of the employment of Mr. Lee or Ms. Guidroz (each, an "Executive") for any reason, he or she will be entitled to receive all earned but unpaid salary, accrued but unused vacation benefits and unpaid expenses through the termination date. In addition, each of the Lee Employment Agreement and Guidroz Employment Agreement (collectively, the "Executive Employment Agreements"), provides for the following payments and benefits in the event of termination of the Executive’s employment for the following reasons:

Termination without Cause or by Executive for Good Reason

•
Cash severance in aggregate amount equal to (i) a pro-rata annual bonus equal to the average of the cash portion of any bonuses earned in the immediately preceding two years; and (ii) one year’s base salary (in the case of Mr. Lee, cash severance is the greater of base salary from the date of termination through November 30, 2020 and one year’s base salary) payable in substantially equal installments for one year after the termination date in accordance with our normal payroll procedures or, if the termination occurs within six months following a Change in Control, in a lump sum;

•
Any unpaid annual bonus for the year prior to the year of termination to be paid on the same date that bonuses are paid to our other senior executives, but no later than March 15 of the year following termination (this provision does not apply to Mr. Lee);

•
Company-paid health benefits coverage for Executive and his or her dependents and life and disability insurance coverage for Executive for one year after the termination date (in the case of Mr. Lee, until the earlier of November 30, 2020 and the first anniversary of the termination date), unless covered by another group health plan or group disability plan; and

•	Full accelerated vesting of all outstanding stock options held by the Executive on the termination dates.

Definitions

"Cause" means:

i.
Failure to Perform Duties. If the Executive neglects to perform the material duties of his or her employment in a professional and businesslike manner after having received written notice specifying such failure to perform and after the expiration of a period providing a reasonable opportunity to perform such duties.

ii.	Willful Breach. If the Executive willfully commits a material breach of the Executive Employment Agreement or a material willful breach of his or her fiduciary duty to our Company.

iii.
Wrongful Acts. If the Executive is convicted of a felony involving acts of moral turpitude or commits fraud, misrepresentation, embezzlement or other acts of material misconduct against our Company (including violating or condoning the violation of any material rules or regulations of gaming authorities which could have a material adverse effect on us).

iv.	Disability. If the Executive is physically or mentally disabled from the performance of a major portion of his or her duties for a continuous period of 120 days or greater.

v.
Failure To Be Licensed. If the Executive fails to be licensed in all jurisdictions in which we or our subsidiaries have gaming facilities by the required date, or if any of such licenses are revoked or suspended.

vi.	Executive dies.

"Good Reason" means:

i.
Guidroz Employment Agreement. "Good Reason" means a material breach of the Executive Employment Agreement by us (including any material reduction in the compensation, authority or duties of the Executive in which the Executive no longer holds her title of a publicly-held company), or in which she can no longer maintain an office at our operations in Rising Sun, Indiana or at her residential home, (in each case, without her consent), and if we fail to remedy such breach within thirty days after written notice.

ii.
Lee Employment Agreement. "Good Reason" means (a) a material breach of the agreement by us (including any material reduction in Mr. Lee’s authority or duties), or any relocation of Mr. Lee’s principal place of business outside the greater Las Vegas metropolitan areas (without his consent) and our failure to remedy such breach within thirty days after written notice; (b) a termination of employment by Mr. Lee for any reason within six months following a change in control or (c) a termination of employment by Mr. Lee for any reason within thirty days following a Board Stalemate.  A "Board Stalemate" occurs if, during the term, (x) Mr. Lee nominates up to two existing Board members to serve as Chairman of the Board and the Board fails to appoint (determined in accordance with our Bylaws) either of

Mr. Lee’s nominees and (y) thereafter, Mr. Lee nominates himself to serve as Chairman of the Board and the Board fails to appoint (determined in accordance with our Bylaws) Mr. Lee as Chairman.

"Change in Control" means:

i.
a person becomes the beneficial owner of more than fifty percent (50%) of either (A) our then outstanding shares of common stock or (B) the combined voting power of the then outstanding voting securities;

ii.
during any consecutive two-year period, individuals who constitute the Board on the effective date of Executive’s employment (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of Executive’s employment whose election, or nomination for election by our stockholders, was approved by at least a majority of the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, subject to certain exceptions;

iii.
any reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving us or any of our subsidiaries, a sale or other disposition of all or substantially all of our assets, or the acquisition of assets or stock of another entity by us or any of our Subsidiaries (each a "Business Combination"), unless, following such Business Combination, (A) the beneficial owners of the majority of the total outstanding shares of common stock and combined voting power of our securities outstanding immediately prior to the Business Combination possess more than fifty percent (50%) of the total outstanding shares of common stock and combined voting power of the securities of the surviving entity that are outstanding immediately after such Business Combination, (B) no person beneficially owns, directly or indirectly, fifty percent (50%) or more of the then outstanding shares of common stock of the surviving entity or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the surviving entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

iv.	our stockholders approve a complete liquidation or dissolution of our Company.

Termination due to Death or Disability

Upon termination of employment of Mr. Lee due to death or disability, in addition to benefits under the life and long-term disability insurance policies, as applicable, he will be entitled to accelerated vesting of all outstanding stock options held on the termination date that would have vested over the one-year period immediately following the termination date had the stock option continued to vest in accordance with its term. In the case of Ms. Guidroz, all vested and outstanding stock options held by her on the termination date may be exercised, however, the unvested portion of each stock option will terminate.

Termination for Cause

Upon termination for Cause, each Executive will be entitled to exercise any vested options.

Each Executive’s right to receive the severance payments and benefits (either in connection with a Change in Control or outside the Change in Control context) described above is subject to the delivery of an effective mutual general release of claims.  Each of the Executive Employment Agreements contains confidentiality, non-solicitation, non-hire and non-competition provisions. Upon a termination of the Executive’s employment for Cause or by the Executive without Good Reason, the non-competition and non-hire covenants will continue to apply for one year, subject to exceptions or conditions in the respective Executive Employment Agreement. Upon a termination of Executive’s employment for any reason (or after the term of the Executive Employment Agreement), the non-solicitation covenant will continue to apply for one year.

________________________________________

PROPOSAL TWO:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
________________________________________

The audit committee appoints, compensates and oversees our independent registered public accounting firm. The audit committee engages in a comprehensive evaluation of the independent registered certified public accounting firm’s qualifications, performance and independence and considers the advisability and potential impact of selecting a different independent registered public accounting firm. The audit committee has selected Piercy Bowler Taylor & Kern as our independent registered public accounting firm for the year ended December 31, 2019. Piercy Bowler Taylor & Kern has served as our independent registered public accounting firm since 2004. In connection with the selection of Piercy Bowler Taylor & Kern, the audit committee annually reviews and negotiates the terms of the engagement letter entered into with Piercy Bowler Taylor & Kern. This letter sets forth important terms regarding the scope of the engagement, associated fees, payment terms and responsibilities of each party.

The audit committee and our Board believe that the continued retention of Piercy Bowler Taylor & Kern as our independent registered public accounting firm is both in our best interests and those of our stockholders. As such, we are asking our stockholders to ratify the selection of Piercy Bowler Taylor & Kern as our independent registered public accounting firm for 2019. Although ratification is not required by our By-laws or otherwise, we are submitting the selection of Piercy Bowler Taylor & Kern to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. The audit committee will consider the outcome of our stockholders’ vote in connection with the audit committee’s selection of our independent registered public accounting firm in the next fiscal year, but is not bound by the stockholders’ vote. Even if the selection is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time if it determines that a change would be in the best interests of us and our stockholders.

Representatives of Piercy Bowler Taylor & Kern are expected to attend the annual meeting. Representatives will have an opportunity to make a statement if they desire to do so, and they plan to be available to respond to appropriate questions.

Fees and Services of Piercy Bowler Taylor & Kern

During 2018 and 2017, we retained Piercy Bowler Taylor & Kern to provide services in the following categories and amounts:

(In thousands)
	2018	2017
Audit fees(1)	$307	$284
Audit-related fees(2)	15	15
Tax fees(3)	—	—
All other fees(4)	—	—
Total	$322	$299
__________

(1)
These amounts represent fees in connection with the audit of the annual financial statements and the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q, along with regulatory reporting to state commissions, review of documents filed with the SEC and consents.

(2)	These amounts represent fees related to the audit of the Company's 401(k) plan.

(3)	We did not engage Piercy Bowler Taylor & Kern for any tax related professional services for the years ended December 31, 2018 or 2017.

(4)	We did not engage Piercy Bowler Taylor & Kern for any advisory services for the years ended December 31, 2018 or 2017.

Pre-Approval Policies and Procedures

The audit committee’s policy is to review and pre-approve any engagement of our independent auditors to provide any audit or permissible non-audit service to us. All of the services provided by our independent auditors during fiscal year 2018, as described above, were approved by our audit committee and the audit committee believes that the provision of these services is consistent with maintaining the auditors’ independence.

Audit Committee Report

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such report by reference.

The audit committee oversees Full House Resorts, Inc.’s financial reporting process. Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls.
In fulfilling our oversight responsibilities, we reviewed and discussed the financial statements with management. In addition, we discussed with the independent auditors matters deemed significant by the independent auditors, including those matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board. The audit committee met at the end of each quarter with management and the independent auditors where we reviewed and approved the quarterly and annual filings.

The independent auditors also provided us with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We discussed with the independent auditors matters relating to their independence and considered whether their provision of non-audit services is compatible with maintaining their independence.

Based on our review with management and the independent auditors of Full House Resorts, Inc.’s audited consolidated financial statements and the independent auditors’ report on such financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended that the audited consolidated financial statements be included in Full House Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Kathleen M. Marshall
Kenneth R. Adams
W.H. Baird Garrett

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
PIERCY BOWLER TAYLOR & KERN AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2019.

________________________________________

PROPOSAL THREE:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
________________________________________

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), which enacted Section 14A of the Exchange Act, requires that our stockholders have the opportunity to cast a non-binding advisory vote regarding the approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Our executive compensation is described above under the heading "Executive Compensation." Our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Please read the section of this proxy statement titled "Executive Compensation" for additional details about our executive compensation programs, including information about the 2018 compensation of our named executive officers.

As described under the heading "Corporate Governance," our compensation committee reviews and makes recommendations to the Board regarding all forms of compensation to be provided to our executive officers and directors. Management provides recommendations to the compensation committee on the amount and type of executive compensation, as well as individual performance objectives for bonuses and incentive compensation. The committee reviews these recommendations, along with information previously provided by an executive employment consultant, to formulate the committee’s recommendations to the Board. The compensation committee determines the fulfillment of the individual performance objectives and recommends individual bonus and incentive compensation amounts to the Board.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a "Say on Pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation by voting for or against the following resolution (or by abstaining with respect to the resolution):

RESOLVED, that the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table, other executive compensation tables and related narrative disclosures is hereby APPROVED.

The "Say on Pay" vote is advisory, and therefore not binding on us, the compensation committee or our Board. However, the compensation committee and our Board value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The approval of this proposal requires the number of votes cast in favor of this proposal to exceed the number of votes cast in opposition to this proposal.

OUR BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION
APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

________________________________________

PROPOSAL FOUR:
ADVISORY VOTE ON FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
________________________________________

The Dodd-Frank Act requires us to provide our stockholders with the opportunity to vote, on a nonbinding, advisory basis, for their preference as to whether future advisory votes on the compensation of our named executive officers should occur every one, two or three years. You have the option to vote for any of the three options, or to abstain from casting a vote.

We are required to hold a vote on the frequency of Say on Pay proposals every six years. At our 2013 annual meeting, our stockholders voted to hold an advisory vote on our executive compensation program every year. Accordingly, we have submitted Say on Pay proposals on the compensation of our named executive officers at every subsequent annual meeting.

After careful consideration, our Board recommends that we continue to conduct an advisory vote on executive compensation annually. Our Board believes that a frequency of every year for the Say on Pay vote on executive compensation is the best approach for the Company and our stockholders. An annual advisory vote provides more frequent stockholder feedback to our Board and the compensation committee regarding our executive compensation programs and policies. Our Board and compensation committee intend to consider this advisory vote as part of the design of our executive compensation programs and communication of such programs to our stockholders.

If a majority of the votes cast do not favor one of the three frequencies, the frequency that receives the most votes will be considered to be the frequency favored by stockholders.

OUR BOARD RECOMMENDS A VOTE “FOR”
A FREQUENCY OF "ONE YEAR" FOR FUTURE NON-BINDING STOCKHOLDER VOTES
ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

________________________________________

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
________________________________________

The following table sets forth information as of the record date concerning the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

The address for each of our executive officers and directors is c/o Full House Resorts, Inc., One Summerlin, 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Class Outstanding (1)
Named Executive Officers and Directors:
Kenneth R. Adams (2)	112,212	*
Carl G. Braunlich (2)	65,462	*
W.H. Baird Garrett (2)	84,642	*
Ellis Landau (2)	212,873	*
Daniel R. Lee (3)	2,406,280	8.6%
Kathleen M. Marshall (2)	41,462	*
Craig W. Thomas (2)	459,428	1.7%
Bradley M. Tirpak (2)	695,248	2.6%
Lewis A. Fanger (4)	431,667	1.6%
Elaine L. Guidroz (5)	119,385	*
All Executive Officers and Directors as a Group (10 Persons) (6)	4,628,659	16.1%

Holding More than 5%:
GAMCO Investors, Inc. (7)	2,299,653	8.5%
Franklin Advisory Services, LLC (8)	1,857,420	6.9%
__________

*	Less than 1% of the outstanding shares of common stock.

(1)
Shares are considered beneficially owned, for purposes of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares the power to vote, to direct the voting of and/or dispose of or to direct the disposition of, such security, or if the person has a right to acquire beneficial ownership within 60 days of March 25, 2019, unless otherwise indicated in these footnotes. Any securities outstanding that are subject to options exercisable within 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Unless otherwise indicated in the footnotes, each person or entity has sole voting and dispositive power with respect to the shares shown as beneficially owned. The percentages shown are based on 26,958,836 shares of common stock issued and outstanding as of March 25, 2019.

(2)
Includes (a) 19,158 shares which are subject to options that are currently exercisable and (b) 6,000 shares which are subject to options that are exercisable within 60 days of March 25, 2019. Mr. Landau shares voting and dispositive power with respect to 54,276 shares with his spouse.

(3)
Includes (a) 1,018,840 shares owned by Mr. Lee as of March 25, 2019, (b) 1,040,501 shares which are subject to options that are currently exercisable, (c) 53,333 shares which are subject to options that are exercisable within 60 days of March 25, 2019, (d) 132,945 shares beneficially owned by a subtrust for the benefit of Mr. Lee's children, (e) 144,735 shares beneficially owned by a family trust for the benefit of Mr. Lee's children, and (f) 15,926 shares beneficially owned by an account for the benefit of Mr. Lee's daughter previously established pursuant to the Massachusetts Uniform Transfer to Minors Act. Mr. Lee has sole voting and dispositive power over these shares.

(4)
Includes (a) 65,000 shares owned by Mr. Fanger as of March 25, 2019, (b) 341,666 shares which are subject to options that are currently exercisable, and (c) 25,001 shares which are subject to options that are exercisable within 60 days of March 25, 2019.

(5)
Includes (a) 15,444 shares directly owned by Ms. Guidroz as of March 25, 2019, (b) 608 shares beneficially owned that are held indirectly by Ms. Guidroz's spouse, (c) 83,334 shares which are subject to options that are currently exercisable, and (d) 19,999 shares which are subject to options that are exercisable within 60 days of March 25, 2019. Ms. Guidroz shares voting and dispositive power with respect to 608 shares with her spouse.

(6)	This amount includes an aggregate of 1,739,940 shares issuable pursuant to options that vested or will vest within 60 days of March 25, 2019.

(7)
Based on information disclosed in a Schedule 13D/A, as filed with the SEC on January 2, 2019, by GAMCO Investors, Inc. et al. Among other entities listed in the Schedule 13D/A, Mario Gabelli directly or indirectly controls, or acts as chief investment officer for (i) GAMCO Asset Management Inc. ("GAMCO"), which beneficially owns 465,500 shares; (ii) Gabelli Funds, LLC ("Gabelli Funds"), which beneficially owns 716,428 shares; and (iii) Teton Advisors, Inc. ("Teton Advisors"), which beneficially owns 1,117,725 shares. As a result, Mr. Gabelli is deemed to have beneficial ownership of the shares beneficially owned by each of the foregoing entities. Each of Gabelli Funds, GAMCO and Teton Advisors has sole voting and dispositive power with respect to the shares they each beneficially own. The principal business address of GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580.

(8)
Based on information disclosed in a Schedule 13G/A, as filed with the SEC on January 30, 2019, by Franklin Mutual Advisers, LLC ("FMA"). The shares are beneficially owned by one or more open-end investment companies or other managed accounts that are investment management clients of FMA, an indirect wholly owned subsidiary of Franklin Resources, Inc ("FRI"). FMA and FRI may be deemed to be the beneficial owners of the shares. FMA has sole voting and dispositive power with respect to all of the shares. The principal business address of FMA is 101 John F. Kennedy Parkway, Short Hills, NJ 07078.

________________________________________

OTHER MATTERS
________________________________________

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than ten percent of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. These persons are required by SEC regulation to furnish us with copies of all such reports they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, Section 16 filings show no late filings. We believe that all Section 16(a) reports were timely filed by our officers, directors and greater than ten percent beneficial owners.
Information Concerning Stockholder Proposals and Director Nominations
Proposals for Inclusion in the Proxy Statement. Any stockholder satisfying the SEC requirements and wishing to submit a proposal to be included in the proxy statement for the 2020 annual meeting of stockholders should submit the proposal in writing to the Secretary, Full House Resorts, Inc., One Summerlin, 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135. We must receive a proposal by December 14, 2019.
Proposals Not Included in the Proxy Statement and Nominations for Director. Stockholder proposals not included in our proxy statement and stockholder nominations for director may be brought before an annual meeting of stockholders in accordance with the advance notice procedures described in our By-Laws. In general, notice must be received by the Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (i.e., May 17, 2020). For the 2020 annual meeting of stockholders, the Secretary must receive notice of the proposal on or after the close of business on January 18, 2020 and no later than the close of business on February 17, 2020. Stockholder proposals must be in proper written form and must meet the detailed disclosure requirements set forth in our By-Laws. If the annual meeting is not within 30 days in advance of the anniversary date of the prior year’s annual meeting or not within 70 days after the anniversary date of the prior year’s annual meeting, we must receive your notice no later than 10 days following the date of public disclosure of the annual meeting date. The notice must also meet all other requirements contained in Article I, Section 12 of our By-Laws.
Communications with the Board of Directors
Our Board believes it important that interested parties have the opportunity to communicate their concerns directly to our Board. Stockholders may contact or communicate with an individual director or our Board as a group, including the non-employee directors as a group, by addressing a letter to Full House Resorts, Inc., Attention: Board of Directors c/o Secretary, One Summerlin, 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135. Each communication should specify the applicable addressee or addressees to be contacted. The Secretary will forward communications intended for the Board to the Chairman, or, if intended for an individual director, to that director.
Proxy Solicitation Costs
We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees or authorized agents may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies, and we may reimburse those persons for their expenses incurred in connection with these activities. We will compensate only independent third-party agents that are not affiliated with us to solicit proxies. At this time, we do not anticipate that we will be retaining a third-party solicitation firm, but should we determine in the future that it is in our best interests to do so, we will retain a solicitation firm and pay for all costs and expenses associated with retaining this solicitation firm.

List of Stockholders Entitled to Vote at the Annual Meeting
A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the meeting and at the meeting itself for examination by any stockholder.
Householding
Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as "householding" and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, please contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.
In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

________________________________________

ANNEX 1:
GAAP TO NON-GAAP RECONCILIATIONS
________________________________________

The Company utilizes Adjusted Property EBITDA as the measure of segment profit in assessing performance and allocating resources at the reportable segment level. Adjusted Property EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each property. The Company also utilizes Adjusted EBITDA, which is defined as Adjusted Property EBITDA net of corporate-related costs and expenses.

Although Adjusted Property EBITDA and Adjusted EBITDA are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), the Company believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity. The Company utilizes these metrics or measures internally to focus management on year-over-year changes in core operating performance, which it considers its ordinary, ongoing and customary operations and which it believes is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations. A version of Adjusted EBITDA (known as Consolidated EBITDA, as defined in the indenture governing the Company's senior secured notes) is also used to determine compliance with certain covenants.

The following table presents a reconciliation of net loss to Adjusted EBITDA:

(In thousands)	For the Years Ended December 31,
	2018	2017
Net loss	$(4,371)	$(5,028)
Income tax expense (benefit)	476	(150)
Interest expense, net of amounts capitalized	10,306	10,856
Loss on extinguishment of debt	2,673	—
Adjustment to fair value of warrants	(1,671)	1,379
Other	13	—
Preopening costs	274	—
Project development and acquisition costs	843	284
Depreciation and amortization	8,397	8,602
Loss (gain) on disposal of assets, net	79	(1)
Stock-based compensation	632	525
Adjusted EBITDA	$17,651	$16,467

The following tables present reconciliations of operating income (loss) to Adjusted Property EBITDA and Adjusted EBITDA:

For the Year Ended December 31, 2018
(In thousands)
	Operating Income (Loss)	Depreciation and Amortization	Loss on Disposal of Assets	Preopening Costs	Project Development and Acquisition Costs	Stock-Based Compensation	Adjusted Property EBITDA and Adjusted EBITDA
Casino properties
Silver Slipper Casino and Hotel	$8,784	$3,341	$1	$—	$—	$—	$12,126
Rising Star Casino Resort	150	2,511	9	136	—	—	2,806
Bronco Billy's Casino and Hotel	2,095	1,617	69	138	—	—	3,919
Northern Nevada Casinos	2,602	773	—	—	—	—	3,375
	13,631	8,242	79	274	—	—	22,226
Other operations
Corporate	(6,205)	155	—	—	843	632	(4,575)
	(6,205)	155	—	—	843	632	(4,575)
	$7,426	$8,397	$79	$274	$843	$632	$17,651

For the Year Ended December 31, 2017
(In thousands)
	Operating Income (Loss)	Depreciation and Amortization	Loss (Gain) on Disposal of Assets	Preopening Costs	Project Development and Acquisition Costs	Stock-Based Compensation	Adjusted Property EBITDA and Adjusted EBITDA
Casino properties
Silver Slipper Casino and Hotel	$7,355	$3,370	$8	$—	$—	$—	$10,733
Rising Star Casino Resort	181	2,497	—	—	—	—	2,678
Bronco Billy's Casino and Hotel	2,889	1,875	(6)	—	—	—	4,758
Northern Nevada Casinos	2,029	766	(6)	—	—	—	2,789
	12,454	8,508	(4)	—	—	—	20,958
Other operations
Corporate	(5,397)	94	3	—	284	525	(4,491)
	(5,397)	94	3	—	284	525	(4,491)
	$7,057	$8,602	$(1)	$—	$284	$525	$16,467

Front of proxy card

FULL HOUSE RESORTS, INC. ATTN: LEWIS FANGER ONE SUMMERLIN 1980 FESTIVAL PLAZA DRIVE, SUITE 680 LAS VEGAS, NV 89135
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M.
Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,
NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:					KEEP THIS PORTION FOR YOUR RECORDS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.					DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote "FOR"
each nominee listed on proposal 1.

1. Election of Directors
	Nominees	For	Against	Abstain			For	Against	Abstain
1A	Kenneth R. Adams	[]	[]	[]	3. Advisory vote to approve the compensation of our		[]	[]	[]
1B	Carl G. Braunlich	[]	[]	[]	named executive officers.
1C	Ellis Landau	[]	[]	[]
1D	Daniel R. Lee	[]	[]	[]	The Board of Directors recommends you
1E	Kathleen Marshall	[]	[]	[]	vote for "1 YEAR" option on proposal 4.	1 year	2 years	3 years	Abstain
1F	Craig W. Thomas	[]	[]	[]
1G	Bradley M. Tirpak	[]	[]	[]	4. Advisory vote to approve the frequency of future	[]	[]	[]	[]
advisory votes on the compensation of our
The Board of Directors recommends you vote "FOR"					named executive officers.
proposals 2 and 3.		For	Against	Abstain
NOTE: Granting the proxies discretionary authority
2. Ratification of the appointment of Piercy		[]	[]	[]	to vote upon any other unforeseen matters which are
	Bowler Taylor & Kern as independent registered				properly brought before the meeting.
public accounting firm for 2019.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

Back of proxy card

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement, Annual Report and Shareholder Letter are available at www.proxyvote.com
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

FULL HOUSE RESORTS, INC.
Annual Meeting of Stockholders
May 17, 2019 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Daniel R. Lee and Bradley M. Tirpak, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of FULL HOUSE RESORTS, INC. that the stockholder(s)
is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, on May 17, 2019, in the offices of Full House Resorts, located at One Summerlin, 1980 Festival Plaza Drive, Suite 680, Las Vegas,
Nevada 89135, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and according to the discretion of the proxy holders on any other matter that may properly come before the meeting.

Continued and to be signed on reverse side